Exhibit 99.1

PAR PETROLEUM APPOINTS CHRIS MICKLAS CFO

Houston, Texas (December 9, 2013) – Par Petroleum Corporation (OTCBB: PARR), a diversified energy company, announced today that Chris Micklas has been named the company’s Chief Financial Officer.

Micklas has more than 20 years of experience in industrial manufacturing, finance, and downstream energy. Most recently, he served as a senior executive within BG Group Plc’s Chief Operating Office and Global Liquefied Natural Gas business as Finance Director. He has also held senior roles, including Finance Director of U.S. Downstream, at Shell Oil Company. Micklas’ earlier career included various finance positions at General Electric Company.

“Chris brings a diverse and relevant set of financial expertise to our business that will help us continue to grow the enterprise,” said Will Monteleone, Chief Executive Officer of Par. “This is an exciting stage in our company’s growth and Chris’ strong track record within public energy and industrial manufacturing companies make him an ideal fit for our organization.”

Par Petroleum Corporation

Par Petroleum Corporation is a growing Houston-based company that manages and maintains interests in a variety of energy-related assets. The enterprise’s operating activities are concentrated in its wholly-owned subsidiaries, Texadian Energy and Hawaii Independent Energy. Texadian Energy sources, markets, transports and distributes crude petroleum-based energy products. Hawaii Independent Energy includes a refinery in Hawaii as well as a 27-mile pipeline system, other logistical assets and retail stations. Par also has a substantial investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in Colorado.

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Contacts:

Investor Relations:

Stonegate Securities, Inc.

Preston Graham, 214-987-4121

preston@stonegateinc.com

National Media:

Global Communication Works

Brad Ginsburg, 713-721-4774

bradg@gcomworks.com